EXECUTION VERSION

Exhibit 4.5

$350,000,000

EIG INVESTORS CORP.

10.875% SENIOR NOTES DUE 2024

PURCHASE AGREEMENT

February 8, 2016

Goldman, Sachs & Co.

Credit Suisse Securities (USA) LLC

Jefferies LLC

As Representatives of the several Initial Purchasers listed in Schedule I hereto

c/o Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Ladies and Gentlemen:

EIG Investors Corp., a Delaware corporation (the “Issuer”), proposes, upon the terms and conditions set forth in this purchase agreement (this “Agreement”), to issue and sell to the initial purchasers named in Schedule I attached hereto (the “Initial Purchasers”), $350,000,000 in aggregate principal amount of its 10.875% Senior Notes due 2024 (the “Notes”). Goldman, Sachs & Co. (“Goldman Sachs”), Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Jefferies LLC (“Jefferies”) have agreed to act as the representatives of the several Initial Purchasers (collectively, the “Representatives”) in connection with the offering and sale of the Notes.

References to the “Endurance Guarantors” refer to each entity set forth on Part A of Schedule II attached hereto. References to “Constant Contact Guarantors” refer to each entity set forth on Part B of Schedule II attached hereto. References to the “Guarantors” refer to each of the Endurance Guarantors and Constant Contact Guarantors (each a “Guarantor” and collectively, the “Guarantors”).

The Notes will (i) have terms and provisions that are summarized in the Pricing Disclosure Package and the Final Offering Memorandum (each as defined below), and (ii) are to be issued pursuant to an indenture (the “Indenture”) to be entered into among the Issuer, the Endurance Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The obligations of the Issuer, including the due and punctual payment of interest on the Notes, will be fully, irrevocably, and unconditionally guaranteed on a senior unsecured basis, jointly and severally (the “Guarantees”), by (x) the Endurance Guarantors, (y) after the Acquisition (as defined below) on the Closing Date (as defined below), the Constant Contact Guarantors and (z) any domestic subsidiary of the Issuer, acquired or organized after the Closing Date that is required to execute a supplemental indenture to provide a guarantee in accordance with the terms of the Indenture, and their respective successors and assigns. As used herein, the term “Notes” shall include the Guarantees, unless the context otherwise requires. This Agreement is to confirm the agreement concerning the purchase of the Notes from the Issuer by the Initial Purchasers.

The Notes are being offered and sold by the Issuer, a wholly-owned subsidiary of Endurance International Group Holdings, Inc., a Delaware corporation (“Holdings”), in connection with the acquisition of all of the outstanding equity interests of Constant Contact, Inc., a Delaware corporation (the “Company”), pursuant to the Acquisition Agreement (as defined below). On or before the Closing Date:

(i)	the Issuer will obtain a $40,000,000 senior secured incremental revolving facility (the “Incremental Revolving Facility”), which will be provided in the form of a Revolving Commitment Increase as defined in, and pursuant to, that certain Third Amended and Restated Credit Agreement dated as of November 25, 2013 (as amended, restated, supplemented or otherwise modified from time to time, including on the Closing Date, the “Senior Secured Credit Agreement”), entered into among Holdings, the Issuer, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent;

(ii)	immediately following the incurrence of the Incremental Revolving Facility, the Issuer will obtain a $165,000,000 senior secured refinancing revolving facility (the “Refinancing Revolving Facility”), which will be provided in the form of Other Revolving Commitments as defined in, and pursuant to, the Senior Secured Credit Agreement and will be used to replace all outstanding revolving commitments and revolving loans under the Senior Secured Credit Agreement (including the Incremental Revolving Facility);

(iii)	promptly following the incurrence of the Refinancing Revolving Facility, the Issuer will obtain a senior secured incremental term loan facility in an aggregate principal amount equal to $735,000,000 (the “Incremental Term Facility”) which will be provided in the form of Incremental Term Loans as defined in, and pursuant to, the Senior Secured Credit Agreement;

(iv)	the Issuer will issue and sell the Notes;

(v)	the proceeds of the Incremental Term Facility and the Notes issued on the Closing Date and cash on hand of the Company and Holdings and their respective subsidiaries, if applicable, will be applied (a) to pay the consideration in connection with the Acquisition and any other payments required under the Acquisition Agreement, (b) to refinance revolving loans outstanding under the Senior Secured Credit Agreement and (c) to pay the fees and expenses incurred in connection with the Transactions (as defined below); and

(vi)	Paintbrush Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of the Issuer (“Merger Sub”), will merge with and into the Company, with the Company continuing as the surviving corporation (the “Acquisition”), pursuant to the Agreement and Plan of Merger, dated as of October 30, 2015 (together with all exhibits, schedules, annexes and disclosure schedules thereto, collectively, the “Acquisition Agreement”), entered into among Holdings, Merger Sub and the Company.

The foregoing transactions described in clauses (i) through (vi) above are collectively referred to in this Agreement as the “Transactions.”

After the Acquisition on the Closing Date, the Issuer will cause each of the Constant Contact Guarantors to become parties to this Agreement by executing a joinder substantially in the form attached hereto as Exhibit A (the “Purchase Agreement Joinder”), to guarantee the Notes by executing a supplement to the Indenture (the “Supplemental Indenture”) and to join the Registration Rights Agreement (as defined below) by executing a joinder thereto (the “Registration Rights Agreement Joinder”). Notwithstanding anything to the contrary contained in this Agreement, the representations, warranties and agreements of the Constant Contact Guarantors contained herein shall not become effective until the execution and delivery by the Constant Contact Guarantors of the Purchase Agreement Joinder and until such time the Constant Contact Guarantors shall not have any rights or obligations under this Agreement.

The term “Transaction Agreements” refers to this Agreement, the Notes, the Indenture (including the Guarantees contained therein), the Registration Rights Agreement, the Purchase Agreement Joinder, the Supplemental Indenture and the Registration Rights Agreement Joinder.

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Pricing Disclosure Package and the Final Offering Memorandum.

For purposes of this Agreement, references to subsidiaries and affiliates of the Issuer shall be deemed to include the Company and its direct and indirect subsidiaries and each of their respective affiliates. Any representations and warranties made prior to the execution and delivery of the Purchase Agreement Joinder with respect to the Company and its subsidiaries, including the Constant Contact Guarantors, are made to the knowledge of the Issuer, after due inquiry.

1. Purchase and Resale of the Notes. The Notes will be offered and sold to the Initial Purchasers without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption pursuant to Section 4(a)(2) under the Securities Act. The Issuer has prepared a preliminary offering memorandum, dated January 27, 2016 (the “Preliminary Offering Memorandum”), a pricing term sheet substantially in the form attached hereto as Schedule III (the “Pricing Term Sheet”) setting forth the terms of the Notes omitted from the Preliminary Offering Memorandum and an offering memorandum, dated February 8, 2016 (the “Final Offering Memorandum”), setting forth information regarding the Issuer, the

Guarantors and the Notes. The Preliminary Offering Memorandum, together with the Pricing Term Sheet and any of the documents listed on Schedule IV(A) hereto, are collectively referred to as the “Pricing Disclosure Package.” The Issuer and the Guarantors hereby confirm that they have authorized the use of the Pricing Disclosure Package and the Final Offering Memorandum in connection with the offering and resale of the Notes by the Initial Purchasers. “Applicable Time” means 5:00 p.m. (New York City time) on the date of this Agreement.

All references herein to the terms “Pricing Disclosure Package” and “Final Offering Memorandum” shall be deemed to include all information filed under the Securities Exchange Act of 1934 (as amended, the “Exchange Act,” which term, as used herein, includes the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder) prior to the Applicable Time and incorporated by reference in the Pricing Disclosure Package or the Final Offering Memorandum (as the case may be), and all references herein to the terms “amend,” “amendment” or “supplement” with respect to the Final Offering Memorandum shall be deemed to include all information filed under the Exchange Act after the Applicable Time and incorporated by reference in the Final Offering Memorandum.

You have advised the Issuer that you will offer and resell (the “Exempt Resales”) the Notes purchased by you hereunder on the terms set forth in each of the Pricing Disclosure Package and the Final Offering Memorandum, as amended or supplemented, solely to (i) persons whom you reasonably believe to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“QIBs”), and (ii) outside the United States to certain persons who are not U.S. Persons (as defined in Regulation S under the Securities Act (“Regulation S”)) (such persons, “Non-U.S. Persons”) in offshore transactions in reliance on Regulation S. As used herein, the terms “offshore transaction” and “United States” have the meanings assigned to them in Regulation S. Those persons specified in clauses (i) and (ii) are referred to herein as “Eligible Purchasers.”

The Issuer acknowledges and agrees that the Initial Purchasers may offer and sell Notes to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell Notes purchased by it to or through any Initial Purchaser or any affiliate thereof.

2. Representations, Warranties and Agreements of the Issuer and the Guarantors. As of the Applicable Time and the Closing Date, each of the Issuer, the Endurance Guarantors, and, upon execution and delivery of the Purchase Agreement Joinder, each of the Constant Contact Guarantors, jointly and severally, represents, warrants and covenants to each Initial Purchaser as follows:

(a) When the Notes, including the Guarantees, are issued and delivered pursuant to this Agreement, such Notes and Guarantees will not be of the same class (within the meaning of Rule 144A under the Securities Act) as any securities of the Issuer or the Guarantors that are listed on a national securities exchange registered under Section 6 of the Exchange Act.

(b) Assuming the accuracy of your representations and warranties in Section 3(b), the purchase and resale of the Notes pursuant hereto (including pursuant to the Exempt Resales) are exempt from the registration requirements of the Securities Act.

(c) No form of “general solicitation” or “general advertising” within the meaning of Regulation D under the Securities Act (including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) was used by the Issuer, the Guarantors or any of their respective affiliates or any of their respective representatives or any person acting on their behalf (other than the Initial Purchasers, as to whom the Issuer and the Guarantors make no representation) in connection with the offer and sale of the Notes and the Guarantees.

(d) No “directed selling efforts” within the meaning of Rule 902 under the Securities Act were used by the Issuer, the Guarantors or any of their respective affiliates or any of their respective representatives or any person acting on their behalf (other than the Initial Purchasers, as to whom the Issuer and the Guarantors make no representation) with respect to Notes sold outside the United States to Non-U.S. Persons, and each of the Issuer, the Guarantors, any of their respective affiliates, any of their respective representatives or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuer and the Guarantors make no representation) has complied with and will implement the “offering restrictions” required by Rule 902 under the Securities Act.

(e) Each of the Preliminary Offering Memorandum, the Pricing Disclosure Package and the Final Offering Memorandum, each as of its respective date, contains all the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act.

(f) None of the Issuer, any Guarantor, any of their respective affiliates or any of their respective representatives nor any other person acting on behalf of the Issuer or any Guarantor has sold or issued any securities that would be integrated with the offering of the Notes contemplated by this Agreement pursuant to the Securities Act, the rules and regulations thereunder or the interpretations thereof by the Commission.

(g) The Preliminary Offering Memorandum, the Pricing Disclosure Package, the Final Offering Memorandum and any Free Writing Offering Document (as defined below) have been prepared by the Issuer for use by the Initial Purchasers in connection with the Exempt Resales. No order or decree preventing the use of the Preliminary Offering Memorandum, the Pricing Disclosure Package, the Final Offering Memorandum or any Free Writing Offering Document, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act has been issued, and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Issuer or any of the Guarantors, is contemplated.

(h) The Final Offering Memorandum will not, as of its date or as of the Closing Date, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Final Offering Memorandum in reliance upon and in conformity with written information furnished to the Issuer through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information is specified in
Section 8(e).

(i) The Pricing Disclosure Package did not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Pricing Disclosure Package in reliance upon and in conformity with written information furnished to the Issuer through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information is specified in Section 8(e).

(j) As of the Applicable Time and as of the Closing Date, the Recorded Road Show (as defined below), when taken together with the Pricing Disclosure Package (as of the Applicable Time and Closing Date) and the Final Offering Memorandum (as of the Closing Date) did not include any untrue statements of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(k) None of Holdings, the Issuer or any of the Issuer’s subsidiaries or affiliates (other than the Initial Purchasers, as to which no representation is given) has made any offer to sell or solicitation of an offer to buy the Notes that would constitute a “free writing prospectus” (if the offering of the Notes were made pursuant to a registered offering under the Securities Act), as defined in Rule 405 under the Securities Act (a “Free Writing Offering Document”) without the prior consent of the Representatives; any such Free Writing Offering Document the use of which has been previously consented to by the Initial Purchasers is listed on Schedule IV(B) hereto. As of the Applicable Time and as of the Closing Date, each Free Writing Offering Document included on Schedule IV(B), when taken together with the Pricing Disclosure Package (as of the Applicable Time and Closing Date) and the Final Offering Memorandum (as of the Closing Date) did not include any untrue statements of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Holdings’ Annual Report on Form 10-K most recently filed with the Commission and all reports for periods or dates subsequent to the periods covered in such Annual Report on Form 10-K, when they were filed with the Commission conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission.

(l) Each of Holdings, the Issuer and the Issuer’s subsidiaries has been duly organized, is validly existing and in good standing as a corporation or other business entity under the laws of its jurisdiction of organization and is duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing could not, in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations or business of Holdings, the Issuer and the Issuer’s subsidiaries taken as a whole (a “Material Adverse Effect”). Each of Holdings, the Issuer and the Issuer’s subsidiaries has all requisite corporate and other organizational power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged except as would not reasonably be expected to have a Material Adverse Effect. The Issuer does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed on Schedule V attached hereto.

(m) Holdings has an authorized capitalization as set forth in each of the Pricing Disclosure Package and the Final Offering Memorandum, and all of the issued shares of capital stock of each of Holdings and the Issuer have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued shares of capital stock or other ownership interests of each subsidiary of the Issuer have been duly authorized and validly issued, are fully paid and non-assessable and all such shares or other ownership interests owned directly or indirectly by the Issuer are free and clear of all liens, encumbrances, equities or claims, except for such liens, encumbrances, equities or claims as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect or as incurred in connection with the Refinancing Revolving Facility and the Incremental Term Facility.

(n) Each of the Issuer and the Endurance Guarantors has all requisite corporate or other organizational power and authority to execute, deliver and perform its obligations under the Indenture. The Indenture has been duly and validly authorized by the Issuer and the Endurance Guarantors and upon its execution and delivery and, assuming due authorization, execution and delivery thereof by the Trustee, will constitute the valid and binding agreement of the Issuer and the Endurance Guarantors, enforceable against the Issuer and the Endurance Guarantors in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). No qualification of the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”) is required in connection with the offer and sale of the Notes contemplated hereby or in connection with the Exempt Resales. The Indenture will conform in all material respects to the description thereof in each of the Pricing Disclosure Package and the Final Offering Memorandum.

(o) The Issuer has all requisite corporate power and authority to execute, deliver and perform its obligations under and issue and sell the Notes. As of the Closing Date, the Notes will have been duly authorized by the Issuer and, when duly executed by the Issuer in accordance with the terms of the Indenture, assuming due authentication of the Notes by the Trustee, upon delivery to the Initial Purchasers against payment therefor in accordance with the terms hereof, will be validly issued and delivered and will constitute valid and binding obligations of the Issuer entitled to the benefits of the Indenture, enforceable against the Issuer in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Notes will conform in all material respects to the description thereof in each of the Pricing Disclosure Package and the Final Offering Memorandum.

(p) Each Endurance Guarantor has all requisite corporate or other organizational power and authority to issue and perform its obligations under the Guarantees. On or prior to the Closing Date, the Guarantees will have been duly and validly authorized by the Endurance Guarantors and when the Indenture is duly executed and delivered by the Endurance Guarantors in accordance with its terms and upon the due execution, authentication and delivery of the Notes in accordance with the Indenture, and the issuance of the Notes in the sale to the Initial Purchasers contemplated by this Agreement, will constitute valid and binding obligations of the Endurance Guarantors, entitled to the benefits of the Indenture and enforceable against the Endurance Guarantors in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(q) Each of the Issuer and the Endurance Guarantors has all the requisite corporate or other organizational power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement to be dated as of the Closing Date (the “Registration Rights Agreement”), which will be substantially in the form previously delivered to you. The Registration Rights Agreement has been duly authorized by the Issuer and the Endurance Guarantors, and upon its execution and delivery will constitute the valid and binding agreement of the Issuer and the Endurance Guarantors in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except that no representation is given with respect to Section 5 of the Registration Rights Agreement providing for indemnification and contribution.

(r) The Issuer has all the requisite corporate power and authority to execute, deliver and perform its obligations under the Exchange Notes (as defined in the Registration Rights Agreement) and each of the Endurance Guarantors has all the requisite corporate power and authority to perform its obligations under the related guarantees, and the Exchange Notes have been duly authorized by the Issuer and the related guarantees have been duly authorized by the Endurance Guarantors and the Exchange Notes if and when issued and authenticated in accordance with the terms of the Indenture and delivered in accordance with the exchange offer provided for in the Registration Rights Agreement (the “Exchange Offer”), will be validly issued and delivered and will constitute valid and binding obligations of the Issuer and the related guarantees performed in accordance with the terms of the Indenture, will constitute valid and binding obligations of the Endurance Guarantors , each enforceable against the Issuer and the Endurance Guarantors, as applicable, in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture.

(s) Each of the Issuer and the Endurance Guarantors has all requisite corporate or other organizational power and authority to execute, deliver and perform its obligations under the Senior Secured Credit Agreement and the other applicable Loan

Documents (as defined in, and pursuant to, the Senior Secured Credit Agreement), as the case may be. On the Closing Date, the Senior Secured Credit Agreement and the other applicable Loan Documents (as defined in, and pursuant to, the Senior Secured Credit Agreement), as the case may be, will have been duly authorized, executed and delivered by the Issuer and each of the Endurance Guarantors and will constitute a valid and legally binding agreement of the Issuer and each of the Endurance Guarantors, enforceable against the Issuer and each of the Endurance Guarantors in accordance with its terms except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Senior Secured Credit Agreement and the other Loan Documents will conform in all material respects to the description thereof in each of the Pricing Disclosure Package and the Final Offering Memorandum.

(t) After the Acquisition on the Closing Date, each of the Constant Contact Guarantors will have all requisite corporate or other organizational power to execute, deliver and perform the obligations under the Purchase Agreement, the Purchase Agreement Joinder, the Indenture, the Supplemental Indenture, the Registration Rights Agreement, the Registration Rights Agreement Joinder, guarantees related to the Exchange Notes and other applicable Loan Documents and each of the Purchase Agreement, the Purchase Agreement Joinder, the Indenture, the Supplemental Indenture, the Registration Rights Agreement, the Registration Rights Agreement Joinder, guarantees related to the Exchange Notes and other applicable Loan Documents will have been duly authorized by each of the Constant Contact Guarantors on the Closing Date, and constitute a valid and legally binding agreement of each of the Constant Contact Guarantors, enforceable against each of the Constant Contact guarantors in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except that no representation is given with respect to Section 5 of the Registration Rights Agreement providing for Indemnification and Contribution.

(u) Each of the Issuer and the Endurance Guarantors has all requisite corporate or other organizational power and authority to execute, deliver and perform its obligations under this Agreement, and this Agreement has been duly and validly authorized, executed and delivered by the Issuer and the Guarantors.

(v) The issue and sale of the Notes and the Guarantees, the execution, delivery and performance by the Issuer and the Guarantors of the Transaction Agreements, as applicable, and the consummation of the transactions contemplated hereby and thereby and by the Pricing Disclosure Package and Final Offering Memorandum, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any lien, charge or encumbrance upon any property or assets of the Issuer, the Guarantors or their respective subsidiaries (except for liens, charges or encumbrances upon any property or assets incurred in connection with transactions undertaken pursuant to the Senior Secured Credit Agreement and the other Loan Documents), or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer, the Guarantors or any of their respective subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws (or similar organizational documents) of the Issuer, the Guarantors or any of their respective subsidiaries, or (iii) result in any violation of any statute or any judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer, the Guarantors or any of their respective subsidiaries or any of their properties or assets, except, with respect to clauses (i) and (iii), as would not reasonably be expected to have a Material Adverse Effect.

(w) No consent, approval, authorization or order of, or filing, registration or qualification with any U.S. court or governmental agency or body, or to the knowledge of the Issuer or the Guarantors, any non-U.S. court or governmental agency or body, having jurisdiction over Holdings, the Issuer, any of the subsidiaries of the Issuer or any of their respective properties or assets is required for the issue and sale of the Notes and the Guarantees, the execution, delivery and performance by the Issuer and the Guarantors of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Initial Purchasers and (ii) as shall have been obtained or made on or prior to the Closing Date.

(x) The historical financial statements (including the related notes and supporting schedules) and the other financial data included or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby, at the dates and for the periods indicated, and have been prepared in conformity with accounting principles generally accepted in the United States) applied on a consistent basis throughout the periods involved, except as otherwise stated therein; the other financial information included in each of the Pricing Disclosure Package and the Final Offering Memorandum has been derived from the accounting records of Holdings and its consolidated subsidiaries and presents fairly the information shown thereby in all material respects; and the pro forma financial information and the related notes thereto included in each of the Pricing Disclosure Package and the Final Offering Memorandum has been prepared in accordance with the Commission’s rules and guidance with respect to pro forma financial information, and the assumptions underlying such pro forma financial information are reasonable and are fairly summarized in each of the Pricing Disclosure Package and the Final Offering Memorandum in all material respects.

(y) BDO USA, LLP, who have certified certain financial statements of Holdings, whose reports are included or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum and who have delivered the initial letter referred to in Section 8(f) hereof, are independent registered public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (the “PCAOB”).

(z) PricewaterhouseCoopers LLP, who have certified certain financial statements of the Company, whose reports are included in the Pricing Disclosure Package and the Final Offering Memorandum and who have delivered the initial letter referred to in Section 8(f) hereof, are independent registered public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the Commission and the PCAOB.

(aa) Each of Holdings and the Company and their respective officers and directors are in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(bb) Each of Holdings and the Company maintains a system of internal control over financial reporting that is in compliance with the Sarbanes-Oxley Act and is sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Holdings and the Company in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets of Holdings and the Company is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum fairly present the information called for in all material respects and in accordance with the rules of the Commission and guidelines applicable thereto.

(cc) (i) Each of Holdings and the Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by Holdings in the reports it files or submits under the Exchange Act is accumulated and communicated to management of Holdings, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made; and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(dd) Since the date of the latest audited financial statements incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum, there has not been any material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition (financial or otherwise), results of operations or business of Holdings, the Issuer and the Issuer’s subsidiaries, taken as a whole.

(ee) The Issuer, the Guarantors and each of the Issuer’s subsidiaries own or lease all such real and personal property necessary to the conduct of their respective businesses, except as would not reasonably be expected to have a Material Adverse Effect.

(ff) Each of Holdings, the Issuer and the Issuer’s subsidiaries have such permits, licenses, approvals, consents, franchises, certificates of need and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary under applicable law to own their properties and conduct their businesses in the manner described in the Pricing Disclosure Package and the Final Offering Memorandum, except for any of the foregoing that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect or except as described in the Pricing Disclosure Package and the Final Offering Memorandum. None of Holdings, the Issuer or any of the Issuer’s subsidiaries has received notice of any proceedings related to the revocation or modification of any such Permits that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

(gg) Except as set forth in the Pricing Disclosure Package and Final Offering Memorandum and as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Holdings, the Issuer and each of the Issuer’s subsidiaries (i) own or otherwise possess adequate rights to use all material patents, trademarks, service marks, trade names, domain names, copyrights and registrations and applications thereof, and software (including trade secrets) necessary for the conduct of their respective businesses as conducted as of the Applicable Time, (ii) have no reason to believe that the conduct of their respective businesses as conducted as of the Applicable Time will infringe, violate or conflict with any such right of others and (iii) have not received any material written notice of any claim of infringement, violation or conflict with, any such rights of others.

(hh) Except as set forth in the Pricing Disclosure Package and the Final Offering Memorandum, there are no legal or governmental proceedings pending to which Holdings, the Issuer or any of the Issuer’s subsidiaries is a party or of which any property or assets of Holdings, the Issuer or any of the Issuer’s subsidiaries is the subject that could, in the aggregate, reasonably be expected to have a Material Adverse Effect or could, in the aggregate, reasonably be expected to have a material adverse effect on the performance by the Issuer and the Guarantors of the performance of this Agreement, the Indenture, the Notes, the Guarantees, the Registration Rights Agreement, the Exchange Securities (including the related guarantees) or the consummation of any of the transactions contemplated hereby. To the Issuer’s and each Guarantor’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or others.

(ii) Holdings, the Issuer and the Issuer’s subsidiaries, taken as a whole, are insured against such losses and risks and in such amounts as are reasonable and customary in the businesses in which they are engaged or as required by law.

(jj) Except as would not have a Material Adverse Effect, no labor disturbance by or dispute with the employees of the Issuer or any of its subsidiaries exists or, to the knowledge of the Issuer or any Guarantor, is imminent.

(kk) (i) Holdings, the Issuer and the Issuer’s subsidiaries (x) are, and, to the knowledge of the Issuer and the Guarantors, at all prior times were, in compliance with any and all applicable U.S. federal, state, local and non-U.S. laws, rules, regulations, requirements, decisions and orders relating to the protection of human health or safety, the environment, natural resources, or the use, transport, manufacture, treatment, storage, disposal or release of hazardous, toxic or radioactive materials, substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals, and have obtained all financial assurances, required of them under applicable Environmental Laws to conduct their respective businesses, and (z) have not received notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous, toxic or radioactive materials, substances or wastes, pollutants or contaminants, and have no knowledge that any such notice is threatened, and (ii) to the knowledge of the Issuer and the Guarantors, there are no costs or liabilities associated with Environmental Laws of or relating to Holdings, the Issuer or the Issuer’s subsidiaries or the conduct their respective businesses, except in the case of each of (i) and (ii) above, for any such failure to comply, or failure to receive, or cost or liability, as would not, individually or in the aggregate, have a Material Adverse Effect; and (iii) except as described in each of the Pricing Disclosure Package and the Final Offering Memorandum, (x) there are no proceedings that are pending, or that are known to be contemplated, against Holdings, the Issuer or the Issuer’s subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, and (y) none of Holdings, the Issuer or the Issuer’s subsidiaries is aware of any issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous, toxic or radioactive materials, substances or wastes, pollutants or contaminants, in each case of clause (x) and (y) that could reasonably be expected to have a Material Adverse Effect.

(ll) Except, in each case, as would not have a Material Adverse Effect, the Issuer, the Guarantors and the Issuer’s subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date hereof, subject to permitted extensions, and have paid all taxes due, except for items being contested in good faith for which adequate reserves for taxes have been established in accordance with generally accepted accounting principles, and no tax deficiency has been determined adversely to Holdings, the Issuer or the Issuer’s subsidiaries, nor does the Issuer or any Guarantor have any knowledge of any tax deficiencies that have been, or could reasonably be expected to be asserted against Holdings, the Issuer or the Issuer’s subsidiaries.

(mm) Except, in each case, as would not have a Material Adverse Effect, (i) each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) for which the Issuer or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each a “Plan”) has been maintained in compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) with respect to each Plan subject to Title IV of ERISA (A) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (B) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred or is reasonably expected to occur, (C) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan), and (D) neither the Issuer nor any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(c)(3) of ERISA); and (iv) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(nn) Except as may be limited by applicable state corporation law or comparable laws or the Senior Secured Credit Agreement, no subsidiary of the Issuer is currently prohibited, directly or indirectly, from paying any dividends to the Issuer, from making any other distribution on such subsidiary’s capital stock, from repaying to the Issuer any loans or advances to such subsidiary from the Issuer or from transferring any of such subsidiary’s property or assets to the Issuer or any other subsidiary of the Issuer, except as described in the Pricing Disclosure Package and the Final Offering Memorandum.

(oo) Neither the Issuer nor any of the Guarantors is, and after giving effect to the offer and sale of the Notes and the application of the proceeds therefrom as described under “Use of Proceeds” in each of the Pricing Disclosure Package and the Final Offering Memorandum will be, required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(pp) Immediately after the consummation of the Transactions and the other transactions contemplated by this Agreement, (i) the fair value and present fair saleable value of the assets of Holdings, the Issuer and the Issuer’s subsidiaries taken as a whole on a consolidated basis will exceed the sum of their stated liabilities and identified contingent liabilities taken as a whole; and (ii) Holdings, the Issuer and the Issuer’s subsidiaries on a going-concern basis will not be (a) left with unreasonably small capital with which to carry on their business as it is proposed to be conducted, (b) unable to pay their debts (contingent or otherwise) as they will mature or (c) otherwise insolvent.

(qq) None of Holdings, the Issuer or the Issuer’s subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that could give rise to a valid claim against any of them or the Initial Purchasers for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Notes.

(rr) None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes), will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(ss) Neither the Issuer nor its affiliates has taken or will take, directly or indirectly, any action designed to or that has constituted or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Issuer or the Guarantors in connection with the offering of the Notes.

(tt) None of the Issuer, any of the Guarantors or any of their respective subsidiaries or, to the knowledge of the Issuer or the Guarantors, any director, officer, agent,

employee or any other person duly authorized to act and acting on behalf of the Issuer or any of the Guarantors or any of their respective subsidiaries has, in connection with the Issuer or the Guarantors or any of their respective subsidiaries, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect material, unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) made any material bribe or kickback or other unlawful payment, or (iv) taken any action, directly or indirectly, that would constitute or result in (A) a violation by such person of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (“FCPA”) or the U.K. Bribery Act 2010 or (B) a material violation by such person of any other applicable anti-corruption or anti-bribery statute or regulation (collectively, the “Anti-Corruption Laws”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office. Holdings, the Issuer and the Issuer’s subsidiaries have instituted, and maintain and enforce, policies and procedures designed to promote and achieve continued compliance with the Anti-Corruption Laws.

(uu) The operations of the Issuer and the Guarantors and their respective subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of the Guarantors or any of their respective subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Issuer or the Guarantors, threatened.

(vv) None of the Issuer or any of the Guarantors or any of their respective subsidiaries or, to the knowledge of the Issuer or the Guarantors, any director, officer, agent, employee or affiliate (other than the Initial Purchasers, as to whom the Issuer and the Guarantors make no representation) or any other person acting on behalf of the Issuer or any of the Guarantors or any of their respective subsidiaries is (i) currently a person with whom dealings are prohibited under any sanctions administered or enforced by the United States, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and the U.S. Department of State, the United Nations Security Council, the European Union, the United Kingdom, including Her Majesty’s Treasury, Canada, Mexico, Belgium or Italy (collectively, “Sanctions” and any such person, a “Sanctioned Person”) or (ii) located, organized or resident in a country or territory that is the subject or target of Sanctions that broadly prohibit dealings with such country or territory (currently, Cuba, Iran, North Korea, Sudan, Syria and Crimea) (each, a “Sanctioned Jurisdiction”). The Issuer will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, (i) for the purpose of financing any dealings with or the activities of any person that is, at the time of such financing, a Sanctioned Person or is located, organized or resident in a Sanctioned Jurisdiction, or (ii) in any other manner, in each case, as would constitute or give rise to a violation by any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise) of Sanctions. The Issuer, the Guarantors and their respective subsidiaries have instituted, and maintain and enforce, policies and procedures designed to promote and achieve continued compliance with Sanctions.

Any certificate signed by any officer of the Issuer or the Guarantors and delivered to the Representatives or counsel for the Initial Purchasers in connection with the offering of the Notes shall be deemed a representation and warranty by the Issuer or such Guarantor, jointly and severally, as to matters covered thereby, to each Initial Purchaser.

3. Purchase of the Notes by the Initial Purchasers, Agreements to Sell, Purchase and Resell.

(a) The Issuer agrees, on the basis of the representations, warranties, covenants and agreements of the Initial Purchasers contained herein and subject to all the terms and conditions set forth herein, to issue and sell to the Initial Purchasers and, upon the basis of the representations, warranties and agreements of the Issuer, the Endurance Guarantors and, upon execution and delivery of the Purchase Agreement Joinder, of each of the Constant Contact Guarantors, herein contained and subject to all the terms and conditions set forth herein, each Initial Purchaser agrees, severally and not jointly, to purchase from the Issuer, at a purchase price of 93.7525% of the principal amount thereof, the principal amount of Notes set forth opposite the name of such Initial Purchaser in Schedule I attached hereto. The Issuer shall not be obligated to deliver any of the securities to be delivered hereunder except upon payment for all of the securities to be purchased as provided herein.

(b) Each of the Initial Purchasers, severally and not jointly hereby represents and warrants to the Issuer that it will offer the Notes for resale upon the terms and conditions set forth in this Agreement and in the Pricing Disclosure Package. Each of the Initial Purchasers, severally and not jointly, hereby represents and warrants to, and agrees with, the Issuer, on the basis of the representations, warranties and agreements of the Issuer and the Guarantors, that such Initial Purchaser: (i) is a QIB with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes; (ii) in connection with the Exempt Resales, will solicit offers to buy the Notes only from, and will offer to sell the Notes only to, the Eligible Purchasers in accordance with this Agreement and on the terms contemplated by the Pricing Disclosure Package; and (iii) will not offer or sell the Notes, nor has it offered or sold the Notes by, or otherwise engaged in, any form of general solicitation or general advertising (within the meaning of Regulation D, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) and will not engage in any directed selling efforts within the meaning of Rule 902 under the Securities Act, in connection with the offering of the Notes.

(c) The Initial Purchasers have not nor, prior to the later to occur of (A) the Closing Date and (B) completion of the distribution of the Notes, will not, use, authorize use of, refer to or distribute any material in connection with the offering and sale of the Notes other than

(i) the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Final Offering Memorandum, (ii) any written communication prepared by such Initial Purchaser and approved by the Issuer in writing, or (iii) any written communication relating to or that contains the preliminary or final terms of the Notes and Guarantees or their offering and/or other information that was included (including through incorporation by reference) in the Pricing Disclosure Package or the Final Offering Memorandum.

(d) Each of the Initial Purchasers hereby acknowledges that upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefore or in substitution thereof) shall bear legends substantially in the forms as set forth in the “Notice to Investors” section of the Pricing Disclosure Package and Final Offering Memorandum (along with such other legends as the Issuer and its counsel deem necessary).

Each of the Initial Purchasers understands that the Issuer and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 8(b) and 8(d) hereof, counsel to the Issuer and counsel to the Initial Purchasers, will rely upon the accuracy and truth of the foregoing representations, warranties and agreements, and the Initial Purchasers hereby consent to such reliance.

4. Delivery of the Notes and Payment Therefor. Delivery to the Initial Purchasers of and payment for the Notes shall be made at the office of Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Street, New York, New York 10005 at 10:30 a.m., New York City time, on February 9, 2016 (the “Closing Date”). The place of closing for the Notes and the Closing Date may be varied by agreement between the Initial Purchasers and the Issuer.

The Notes will be delivered to the Initial Purchasers, or the Trustee, as custodian for The Depository Trust Company (“DTC”), against payment by or on behalf of the Initial Purchasers of the purchase price therefor by wire transfer in immediately available funds, by causing DTC to credit the Notes to the account of the Initial Purchasers at DTC. The Notes will be evidenced by one or more global securities in definitive form (the “Global Notes”) and will be registered, in the case of the Global Notes, in the name of Cede & Co. as nominee of DTC, and in the other cases, in such names and in such denominations as the Initial Purchasers shall request prior to 10:30 a.m., New York City time, on the second business day preceding the Closing Date. The Notes to be delivered to the Initial Purchasers, or the Trustee, as custodian for DTC shall be made available to the Initial Purchasers in New York City for inspection and packaging not later than 10:30 a.m., New York City time, on the business day next preceding the Closing Date.

5. Agreements of the Issuer and the Guarantors. The Issuer, the Endurance Guarantors, and upon execution and delivery of the Purchase Agreement Joinder, each of the Constant Contact Guarantors, jointly and severally, agree with each of the Initial Purchasers as follows:

(a) The Issuer will promptly furnish to the Initial Purchasers, without charge, such number of copies of the Final Offering Memorandum as may then be amended or supplemented as they may reasonably request.

(b) The Issuer and the Endurance Guarantors will prepare the Final Offering Memorandum in a form approved by the Representatives and will not make any amendment or supplement to the Pricing Disclosure Package or to the Final Offering Memorandum of which the Representatives shall not previously have been advised or to which the Representatives shall reasonably object after being so advised.

(c) Each of the Issuer and the Guarantors consents to the use of the Pricing Disclosure Package and the Final Offering Memorandum in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchasers and by all dealers to whom Notes may be sold, in connection with the offering and sale of the Notes.

(d) If, at any time prior to completion of the distribution of the Notes by the Initial Purchasers to Eligible Purchasers, any event occurs or information becomes known that, in the judgment of the Issuer or any of the Guarantors or in the opinion of counsel for the Initial Purchasers, should be set forth in the Pricing Disclosure Package or the Final Offering Memorandum so that the Pricing Disclosure Package or the Final Offering Memorandum, as then amended or supplemented, does not include any untrue statement of material fact, or omit to state a material fact, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Pricing Disclosure Package or the Final Offering Memorandum in order to comply with any law, the Issuer and the Guarantors will forthwith prepare an appropriate supplement or amendment thereto, and will expeditiously furnish to the Initial Purchasers a reasonable number of copies thereof.

(e) None of Holdings, the Issuer or any of the Issuer’s subsidiaries will make any offer to sell or solicitation of an offer to buy the Notes that would constitute a Free Writing Offering Document without the prior consent of the Representatives, which consent shall not be unreasonably withheld or delayed.

(f) Promptly from time to time to take such action as the Initial Purchasers may reasonably request to qualify the Notes for offering and sale under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes; provided that in connection therewith neither the Issuer nor any Guarantor shall be required to (i) qualify as a foreign corporation in any jurisdiction in which it would not otherwise be required to so qualify, (ii) file a general consent to service of process in any such jurisdiction, or (iii) subject itself to taxation in any jurisdiction in which it would not otherwise be subject.

(g) For a period commencing on the date hereof and ending on the 60th day after the date of the Final Offering Memorandum, each of the Issuer and the Guarantors agrees not to, directly or indirectly, (i) offer for sale, sell, or otherwise dispose of (or enter into any transaction or device that is designed, or would be expected, to result in the disposition by any person at any time in the future of) any capital markets debt securities of the Issuer substantially similar to the Notes (other than the issuance of Exchange Securities pursuant to, or the filing of a registration statement pursuant to, the Registration Rights Agreement) or securities convertible into or exchangeable for such debt securities of the Issuer, or sell or grant options, rights or warrants with respect to such debt securities of the Issuer or securities convertible into or exchangeable for such debt securities of the Issuer, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such debt securities of the Issuer, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of debt securities of the Issuer or other securities, in cash or otherwise, or (iii) publicly announce an offering of any debt securities of the Issuer substantially similar to the Notes (other than the issuance of Exchange Securities pursuant to, or the filing of a registration statement pursuant to, the Registration Rights Agreement) or securities convertible or exchangeable into such debt securities, in each case without the prior written consent of the Representatives on behalf of the Initial Purchasers.

(h) At any time when Holdings is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Notes, it will furnish at its expense, on behalf of the Issuer, upon request, to holders of Notes and prospective purchasers of Notes, information satisfying the requirements of Rule 144A(d)(4) under the Securities Act.

(i) The Issuer will apply the net proceeds from the sale of the Notes to be sold by it hereunder substantially in accordance with the description set forth in the Pricing Disclosure Package and the Final Offering Memorandum under the caption “Use of Proceeds.”

(j) The Issuer will use its best efforts to permit the Notes to be eligible for clearance and settlement through DTC.

(k) During the period from the Closing Date until one year after the Closing Date, the Issuer will not, and will not permit any of its subsidiaries to, resell any Notes that have been acquired by any of them except for Notes resold in a transaction that complies with applicable securities laws.

(l) The Issuer and the Guarantors will not and will cause their affiliates (other than the Initial Purchasers, as to which no agreement is made) not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Securities Act of the sale to the Initial Purchasers or the Eligible Purchasers of the Notes. The Issuer and the Guarantors will take reasonable precautions designed to ensure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Securities Act), of any Notes or any substantially similar security issued by the Issuer or any Guarantor, within six months subsequent to the date on which the distribution of the Notes has been completed (as notified to the Issuer by the Initial Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act, including any sales pursuant to Rule 144A under, or Regulations D or S of, the Securities Act.

(m) None of the Issuer or the Guarantors, or any of their affiliates or any other person acting on their behalf (other than the Initial Purchasers, as to which no covenant is given) will (i) solicit offers for, or offer or sell, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

(n) The Issuer and Holdings will cause each of the Constant Contact Guarantors to execute and deliver to the Initial Purchasers the Purchase Agreement Joinder after the Acquisition on the Closing Date.

(o) The Issuer and Holdings will cause each of the Constant Contact Guarantors to execute and deliver to the Initial Purchasers the Registration Rights Agreement Joinder after the Acquisition on the Closing Date.

(p) The Issuer and Holdings will cause the written opinion of Cleary Gottlieb Steen & Hamilton LLP, as counsel to the Issuer and the Guarantors, addressed to the Initial Purchasers and dated the Closing Date, substantially in the form of Exhibit D hereto, to be furnished to the Initial Purchasers.

6. Agreement to Cooperate. The Issuer and Holdings hereby covenant and agree with the Initial Purchasers as follows:

(a) After the Closing Date and until such time as the Initial Purchasers have completed the distribution of the Notes to Eligible Purchasers or any affiliate of the Initial Purchasers that holds Notes no longer holds any Notes (the “Cooperation Period”), at any time and from time to time (but not more than three (3) times), upon a written request (a “Demand Notice”) from the Initial Purchasers to the Issuer to assist the Initial Purchasers in connection with an offer and resale of the Notes, the Issuer and Holdings shall use their commercially reasonable efforts to furnish, within 15 Business Days following receipt of a Demand Notice, to the Initial Purchasers or any of their affiliates that hold any Notes, as may be set forth in the Demand Notice, printed or electronic copies of an offering memorandum (the “Demand Offering Memorandum”), substantially similar to the Final Offering Memorandum, with such necessary amendments or supplements thereto (which amendments and supplements may not be made solely through incorporation by reference without the consent of the Initial Purchasers, such consent not to be unreasonably withheld) and suitable for the contemplated offering, so that the Demand Offering Memorandum, including the documents incorporated by reference therein, would not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) In connection with any such Demand Notice, the Initial Purchasers shall specify a sale date (a “Sale Date”), which shall not be earlier than 15 Business Days following the Issuer’s receipt of the related Demand Notice, and the Issuer and Holdings and the Initial Purchasers shall mutually determine the related settlement date (a “Settlement Date”).

(c) Upon request by the Initial Purchasers, the Issuer and Holdings shall use their commercially reasonable efforts, on or prior to the Sale Date or the Settlement Date, as applicable, to:

(i)	deliver or cause to be delivered to the Initial Purchasers opinions and negative assurance letters dated as of such Settlement Date and addressed to the Initial Purchasers, in customary form and substantially consistent with those provided pursuant to Sections 8(b) and 8(c) of this Agreement;

(ii)	deliver or cause to be delivered to the Initial Purchasers accountants’ “comfort” letters dated such Sale Date and “bring-down” comfort letters dated such Settlement Date and addressed to the Initial Purchasers with respect to the Demand Offering Memorandum and the documents incorporated by reference therein from BDO USA, LLP and PricewaterhouseCoopers LLP, in customary form and substantially consistent with those provided pursuant to Sections 8(e) and 8(f) of this Agreement;

(iii)	deliver or cause to be delivered to the Initial Purchasers a certificate of the Chief Executive Officer and Chief Financial Officer of the Issuer and Holdings, or other officers satisfactory to the Initial Purchasers, dated such Settlement Date and addressed to the Initial Purchasers, substantially consistent with that provided pursuant to Section 8(h) of this Agreement;

(iv)	use their commercially reasonable efforts to assist the Initial Purchasers in their marketing efforts for the resale of the Notes in connection with a Demand Notice by (A) providing to the Initial Purchasers and their counsel all information they reasonably request to update due diligence (including by way of conference calls) to each Sale Date and each Settlement Date, (B) causing senior management of Holdings to be available to participate in a reasonable number of conference calls to be scheduled by the Initial Purchasers with prospective investors and in a customary “road show” for debt securities on no more than three occasions that shall not, in each case, exceed five Business Days (unless otherwise agreed by the Issuer and Holdings) and (C) cooperate with the Initial Purchasers in the preparation of an updated investor presentation;

(v)	furnish to the Initial Purchasers and to counsel for the Initial Purchasers, without charge, as many copies of each Final Offering Memorandum and any amendments and supplements thereto as they may reasonably request;

(vi)	inform the Initial Purchasers promptly if at any time the Issuer or Holdings becomes aware that the Demand Offering Memorandum contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and as promptly as reasonably practicable, prepare and furnish to the Initial Purchasers an amendment or supplement to the Demand Offering Memorandum that corrects such misstatement or omission;

(vii)	not make any amendment or supplement to the Demand Offering Memorandum (other than as a result of the filing of reports required to be filed under the Exchange Act) or otherwise distribute any Free Writing Offering Document without the prior consent of the Initial Purchasers, which consent shall not be unreasonably withheld, after reasonable notice thereof; and

(viii)	maintain a rating for the Notes from S&P and Moody’s

(d) The Issuer and Holdings shall pay or cause to be paid all expenses, costs, fees and taxes incident to and in connection with the Issuer’s and Holdings’ performance of its obligations under this Section 6 on the same basis, mutatis mutandis, as set forth in Section 7 hereof.

(e) The Issuer and Holdings may, for a period (a “Blackout Period”) of up to 60 days in any three-month period, not to exceed 90 days in any twelve-month period, suspend its obligations under this Section 6 if the Board of Directors of Holdings reasonably determines that a Demand Offering Memorandum is not or will not be usable under circumstances relating to corporate developments, public filings with the SEC and similar events (including the period prior to the filing of any Form 10-K or Form 10-Q in which the financial statements are considered “stale” for purposes of obtaining accountant “comfort” letters).

7. Expenses. Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Issuer and the Guarantors jointly and severally agree to pay all expenses, costs, fees and taxes incident to and in connection with: (a) the preparation, printing, filing and distribution of the Pricing Disclosure Package and the Final Offering Memorandum (including, without limitation, financial statements and exhibits) and all amendments and supplements thereto (including the fees, disbursements and expenses of the Issuer’s and the Guarantors’ accountants and counsel, but not, however, legal fees and expenses of the Initial Purchasers’ counsel incurred in connection therewith); (b) the preparation, printing (including, without limitation, word processing and duplication costs) and delivery of this Agreement, the Indenture, the Registration Rights Agreement, all Blue Sky memoranda and all other agreements, memoranda, correspondence and other documents printed and delivered in connection therewith and with the Exempt Resales (but not, however, legal fees and expenses of the Initial Purchasers’ counsel incurred in connection with any of the foregoing other than fees of such counsel plus reasonable disbursements incurred in connection with the preparation, printing and delivery of such Blue Sky memoranda); (c) the issuance and delivery by the Issuer of the Notes and by the Guarantors of the Guarantees and any taxes payable in connection therewith; (d) the qualification of the Notes for offer and sale under the securities or Blue Sky laws of the several states and any foreign jurisdictions as the Initial Purchasers may reasonably designate (including, without limitation, the reasonable fees and disbursements of the Initial Purchasers’ counsel relating to such registration or qualification); (e) the furnishing of such copies of the Pricing Disclosure Package and the Final Offering Memorandum, and all amendments and supplements thereto, as may be reasonably requested for use in connection with the Exempt Resales; (f) the preparation of certificates for the Notes (including, without limitation, printing and engraving thereof); (g) the approval of the Notes by DTC for “book-entry” transfer (including fees and expenses of counsel for the Initial Purchasers); (h) the rating of the Notes; (i) the obligations of the Trustee, any agent of the Trustee and the counsel for the Trustee in connection with the Indenture and theNotes; (j) the performance by the Issuer and the

Guarantors of their other obligations under this Agreement; (k) the travel expenses incurred by or on behalf of representatives of the Issuer in connection with attending or hosting meetings with prospective purchasers of the Notes, and expenses associated with any electronic road show (it being understood that the Initial Purchasers, collectively, shall bear one-half of the costs associated with any chartered aircraft and that the Issuer and the Initial Purchasers will each pay their own costs associated with hotel accommodations) and (l) any other expenses of each Initial Purchaser and the Issuer incident to the performance by the Issuer of its obligations hereunder; provided, however, that except as specifically provided in this Section 7 and in Section 12, the Initial Purchasers shall pay their own costs and expenses in connection with their legal counsel and presentations for prospective purchasers of the Notes.

8. Conditions to Initial Purchasers Obligations. The respective obligations of the Initial Purchasers hereunder are subject to the accuracy in all material respects (except to the extent already qualified by materiality, in which case such obligations shall be subject to the accuracy in all respects), when made and on and as of the Closing Date, of the representations and warranties of the Issuer and the Guarantors contained herein, to the performance by the Issuer and the Guarantors of their respective obligations hereunder in all material respects, and to each of the following additional terms and conditions:

(a) All corporate proceedings and other legal matters incident to authorization, form and validity of the Transaction Agreements, the Pricing Disclosure Package and the Final Offering Memorandum shall be reasonably satisfactory in all material respects to counsel for the Initial Purchasers, and the Issuer and the Guarantors shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(b) Cleary Gottlieb Steen & Hamilton LLP shall have furnished to the Initial Purchasers its written opinion and negative assurance letter, as counsel to the Issuer and the Endurance Guarantors, addressed to the Initial Purchasers and dated the Closing Date, substantially in the form of Exhibit B and Exhibit C hereto.

(c) The Representatives shall have received from Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel to the Issuer, Durham, Jones & Pinegar, P.C., special Utah counsel to the Issuer, Troutman Sanders LLP, special Georgia counsel to the Issuer, and Locke Lord LLP, special Florida counsel to the Issuer, such opinions, dated the Closing Date and addressed to the Initial Purchasers, substantially in the Form of Exhibit E-1 through E-5 hereto.

(d) The Initial Purchasers shall have received from Milbank, Tweed, Hadley & McCloy LLP, counsel for the Initial Purchasers, such opinion and negative assurance letter, dated the Closing Date, with respect to the issuance and sale of the Notes, the Pricing Disclosure Package, the Final Offering Memorandum and other related matters as the Initial Purchasers may reasonably require, and the Issuer and the Guarantors shall have furnished to such counsel such documents and information as such counsel reasonably requests for the purpose of enabling them to pass upon such matters.

(e) At the time of execution of this Agreement, the Initial Purchasers shall have received from BDO USA, LLP and PricewaterhouseCoopers LLP letters, in form and substance satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof (i) confirming that they are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the Commission and the PCAOB and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Pricing Disclosure Package, as of a date not more than two business days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and (iii) covering such other matters as are ordinarily covered by accountants’ “comfort letters” to initial purchasers.

(f) With respect to the letters of BDO USA, LLP and PricewaterhouseCoopers LLP referred to in the preceding paragraph and delivered to the Initial Purchasers concurrently with the execution of this Agreement (each, an “initial letter”), the Issuer and the Company shall have furnished to the Initial Purchasers “bring-down letters” of such accountants, addressed to the Initial Purchasers and dated the Closing Date (i) confirming that they are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the Commission and the PCAOB, (ii) stating, as of the Closing Date (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in each of the Pricing Disclosure Package or the Final Offering Memorandum, as of a date not more than two business days prior to the Closing Date), the conclusions and findings of such firm with respect to the financial information and other matters covered by each initial letter and (iii) confirming in all material respects the conclusions and findings set forth in each initial letter.

(g) Since the dates as of which information is given in the Pricing Disclosure Package (exclusive of any amendment or supplement thereto), there shall not have been, or reasonably expected to be, any change or development in the condition (financial or otherwise), business or results of operations of Holdings, the Issuer and the Issuer’s subsidiaries, taken as a whole and after giving effect to the Transactions, except as set forth in the Pricing Disclosure Package (exclusive of any amendment or supplement thereto), the effect of which is, or would reasonably be expected to become, in the judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering, sale or delivery of the Notes on the terms and in the manner contemplated in the Pricing Disclosure Package (exclusive of any amendment or supplement thereto).

(h) The Issuer and each Guarantor shall have furnished or caused to be furnished to the Initial Purchasers dated as of the Closing Date a certificate of the Chief Executive Officer and Chief Financial Officer of the Issuer and each Guarantor, or other officers satisfactory to the Initial Purchasers, containing a statement that:

(i) The representations and warranties of each of the Issuer and the Guarantors in Section 2 are true and correct on and as of the Closing Date, and each of the Issuer and the Guarantors have complied with all its respective agreements contained herein and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii) They have examined the Pricing Disclosure Package and the Final Offering Memorandum, and, in their opinion, (A) the Pricing Disclosure Package, as of the Applicable Time, and the Final Offering Memorandum, as of the date of the Final Offering Memorandum and as of the Closing Date, did not and do not contain any untrue statement of a material fact and did not and do not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (B) since the date of the Pricing Disclosure Package and the Final Offering Memorandum, no event has occurred which should have been set forth in a supplement or amendment to the Pricing Disclosure Package and the Final Offering Memorandum that was not set forth in a supplement or amendment.

(i) On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the Issuer’s debt securities by any “nationally recognized statistical rating organization”, as that term is defined by the Commission in Section 15E of the Exchange Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Issuer’s debt securities.

(j) The Issuer shall have taken all acts reasonably required to be taken by it to have the Notes be eligible for clearance and settlement through DTC.

(k) The Initial Purchasers shall have received a counterpart of the Registration Rights Agreement that shall have been executed and delivered by duly authorized officers of the Issuer and each of the Endurance Guarantors.

(l) Each of the Issuer, the Endurance Guarantors and the Trustee shall have executed and delivered the Indenture (including the Guarantees contained therein), and the Initial Purchasers shall have received a copy thereof, duly executed by such parties.

(m) Each of the Issuer and the Trustee shall have executed and delivered the Notes, and the Initial Purchasers shall have received copies thereof, duly executed by such parties.

(n) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange, the NASDAQ or the NYSE Amex Equities or in the over-the-counter market shall have been suspended or materially limited or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a general moratorium on commercial banking activities shall have been declared by federal or state authorities, and (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the judgment the Representatives, impractical or inadvisable to proceed with the offering, sale or delivery of the Notes as contemplated in the Pricing Disclosure Package (exclusive of any amendment or supplement thereto) and the Final Offering Memorandum (exclusive of any amendment or supplement thereto).

(o) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority or court that would, as of the Closing Date, prevent the issuance or sale of the Notes or the issuance of the Guarantees.

(p) The Representatives shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Issuer and the Guarantors in their respective jurisdictions of organization, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(q) Substantially concurrently with or prior to the issue and sale of the Notes by the Issuer, the Issuer shall have entered into the Refinancing Revolving Facility and the Incremental Term Facility (and such agreement shall be effective in accordance with its terms); the Representatives shall have received conformed counterparts of the Guarantors thereof and all other documents and agreements entered into and received thereunder in connection with the closing of the Refinancing Revolving Facility and the Incremental Term Facility in form and substance reasonably satisfactory to the Representatives.

(r) Substantially concurrently with or prior to the issuance and sale of the Notes by the Issuer, the Issuer shall have consummated the Transactions.

(s) All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

9. Indemnification and Contribution.

(a) The Issuer, the Endurance Guarantors, and upon execution and delivery of the Purchase Agreement Joinder, each of the Constant Contact Guarantors, jointly and severally with the Issuer and the Endurance Guarantors, hereby agrees to indemnify and hold harmless each Initial Purchaser, its directors, officers and employees and each person, if any, who controls, as of the date hereof, any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Notes), to which that Initial Purchaser, director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in the Pricing Disclosure Package, the Final Offering Memorandum, or in any amendment or supplement thereto or (B) in any Free Writing Offering Document or in the recorded electronic roadshow made available to investors with the written approval of the Issuer (the “Recorded Road Show”), or (ii) the omission or alleged omission to state in the Pricing Disclosure Package, the Final Offering Memorandum, or in any amendment or supplement thereto or in any Free Writing Offering Document or in the Recorded Road Show, any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and shall reimburse each Initial Purchaser and each such director, officer, employee or controlling person promptly upon demand, for any legal or other expenses reasonably incurred by that Initial Purchaser, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Issuer and the Guarantors shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in the Pricing Disclosure Package, the Final Offering Memorandum, or in any such amendment or supplement thereto or in any Free Writing Offering Document or in the Recorded Road Show, in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Issuer through the Representatives by or on behalf of any Initial Purchaser specifically for inclusion therein, which information consists solely of the information specified in Section 9(e) with respect to the Preliminary Offering Memorandum and the Final Offering Memorandum. The foregoing indemnity agreement is in addition to any liability that the Issuer or the Guarantors may otherwise have to any Initial Purchaser or to any director, officer, employee or controlling person of that Initial Purchaser.

(b) Each Initial Purchaser, severally and not jointly, hereby agrees to indemnify and hold harmless as of the date hereof, the Issuer, the Endurance Guarantors, and upon execution and delivery of the Purchase Agreement Joinder, each of the Constant Contact Guarantors and their respective officers and employees, each of their respective directors, and each person, if any, who controls, as of the date hereof, the Issuer and each Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which, as of the date hereof, the Issuer, each Guarantor or any such director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in the Pricing Disclosure Package or the Final Offering Memorandum or in any amendment or supplement thereto or (B) in any Free Writing Offering Document or in the Recorded Road Show, or (ii) the omission or alleged omission to state in the Pricing Disclosure Package or the Final Offering Memorandum, or in any amendment or supplement thereto or in any Free Writing Offering Document or in the Recorded Road Show, any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and shall reimburse the Issuer and the Guarantors and each such director, officer, employee or controlling person promptly upon demand, for any legal or other expenses reasonably incurred by that Initial Purchaser, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Issuer through the Representatives by or on behalf of that Initial Purchaser specifically for inclusion therein, which information is limited to the information set forth in Section 9(e). The foregoing indemnity agreement is in addition to any liability that any Initial Purchaser may otherwise have to the Issuer, any Guarantor or any such director, officer, employee or controlling person.

(c) Promptly after receipt by an indemnified party under this Section 9 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under Sections 9(a) and (b) above except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure and; provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under Sections 9(a) and (b) above. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 9 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the indemnified party shall have the right to employ counsel to represent the indemnified party and such indemnified party’s respective directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the indemnified party against the indemnifying party under this Section 9, if (i) the indemnifying party and the indemnified party shall have so mutually agreed; (ii) the indemnifying party fails within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party and its respective directors, officers, employees and controlling persons shall have reasonably concluded, based on the advice of counsel, that there may be legal defenses available to them that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party, on the one hand, and the indemnified party, on the other hand, and representation of both sets of parties by the same counsel would present a conflict due to actual or potential differing interests between them, and in any such event the fees and expenses of such separate counsel shall be paid by the indemnifying party. No indemnifying party shall (x) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party, or (y) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d) If the indemnification provided for in this Section 9 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 9(a) or 9(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein (other than by virtue of the failure of an indemnified party to notify the indemnifying party of its right to indemnification pursuant to subsection (a) or (b) above, where such failure materially prejudices the indemnifying party (through the forfeiture of substantive rights or defenses)), then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Issuer and each Guarantor, on the one hand, and the Initial Purchasers, on the other, from the offering of the Notes, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer and each Guarantor, on the one hand, and the Initial Purchasers, on the other, with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Issuer and each Guarantor, on the one hand, and the Initial Purchasers, on the other, with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Notes purchased under this Agreement (before deducting expenses) received by the Issuer and each Guarantor, on the one hand, and the total discounts and commissions received by the Initial Purchasers with respect to the Notes purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Notes under this Agreement. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Issuer and the Guarantors, on the one hand, or the Initial Purchasers on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations appropriate in the circumstances. The Issuer, each Guarantor and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section 9(d) were to be determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 9(d) shall be deemed to include, for purposes of this Section 9(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending or preparing to defend any such action or claim. Notwithstanding the provisions of this Section 9(d), no Initial Purchaser shall be required to contribute any amount in excess of the amount of discounts and commissions received by such Initial Purchaser with respect to the Notes purchased under this Agreement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute as provided in this Section 9(d) are several in proportion to their respective purchase obligations and not joint. Notwithstanding the foregoing, none of the Constant Contact Guarantors shall have any rights or obligations pursuant to this Section 9(d) until such time as each of the Constant Contact Guarantors shall have executed and delivered the Purchase Agreement Joinder.

(e) The Initial Purchasers severally confirm and the Issuer, the Endurance Guarantors, and upon the execution and delivery of the Purchase Agreement Joinder, each of the Constant Contact Guarantors acknowledge and agree that the statements with respect to the offering of the Notes by the Initial Purchasers set forth in the second sentence of the fourth paragraph, the second sentence of the seventh paragraph, the first and second sentences of the eighth paragraph and the second sentence of the twenty-second paragraph of the section entitled “Plan of Distribution” in the Pricing Disclosure Package and the Final Offering Memorandum are correct and constitute the only information concerning such Initial Purchasers furnished in writing to the Issuer or the Guarantors by or on behalf of the Initial Purchasers specifically for inclusion in the Pricing Disclosure Package and the Final Offering Memorandum or in any amendment or supplement thereto.

(f) The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any indemnified party at law or in equity.

10. Defaulting Initial Purchasers.

(a) If, on the Closing Date, any Initial Purchaser defaults in its obligations to purchase the Notes that it has agreed to purchase under this Agreement, the remaining non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Notes by the non-defaulting Initial Purchasers or other persons satisfactory to the Issuer on the terms contained in this Agreement. If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Notes, then the Issuer shall be entitled to a further period of 36 hours within which to procure other persons reasonably satisfactory to the non-defaulting Initial Purchasers to purchase such Notes on such terms. In the event that within the respective prescribed periods, the non-defaulting Initial Purchasers notify the Issuer that they have so arranged for the purchase of such Notes, or the Issuer notifies the non-defaulting Initial Purchasers that it has so arranged for the purchase of such Notes, either the non-defaulting Initial Purchasers or the Issuer may postpone the Closing Date for up to seven full business days in order to effect any changes that in the opinion of counsel for the Issuer or counsel for the Initial Purchasers may be necessary in the Pricing Disclosure Package, the Final Offering Memorandum or in any other document or arrangement, and the Issuer agrees to promptly prepare any amendment or supplement to the Pricing Disclosure Package or the Final Offering Memorandum that effects any such changes. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context requires otherwise, any party not listed in Schedule I attached hereto that, pursuant to this Section 10, purchases Notes that a defaulting Initial Purchaser agreed but failed to purchase.

(b) If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Issuer as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Notes, then the Issuer shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Notes that such Initial Purchaser agreed to purchase hereunder plus such Initial Purchaser’s pro rata share (based on the principal amount of Notes that such

Initial Purchaser agreed to purchase hereunder) of the Notes of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made; provided that the non-defaulting Initial Purchasers shall not be obligated to purchase more than 110% of the aggregate principal amount of Notes that it agreed to purchase on the Closing Date pursuant to the terms of Section 3 hereof.

(c) If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Issuer as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Notes, or if the Issuer shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers. Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Issuer or the Guarantors, except that the Issuer and each of the Guarantors will continue to be liable for the payment of expenses as set forth in Sections 7 and 12 hereof and except that the provisions of Section 9 hereof shall not terminate and shall remain in effect.

(d) Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Issuer, the Guarantors or any non-defaulting Initial Purchaser for damages caused by its default.

11. Termination. The obligations of the Initial Purchasers hereunder may be terminated by the Initial Purchasers by notice given to and received by the Issuer prior to delivery of and payment for the Notes if, prior to that time, any of the events described in Sections 8(f), (h), (m) or (n) hereof shall have occurred or if the Initial Purchasers shall decline to purchase the Notes for any reason permitted under this Agreement.

12. Reimbursement of Initial Purchasers’ Expenses. If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 8 hereof is not satisfied, because of any termination pursuant to Section 11 hereof or because of any refusal, inability or failure on the part of the Issuer or the Guarantors to perform any agreement herein or to comply with any provision hereof, other than by reason of a default by any of the Initial Purchasers, including as described in Section 10 hereof, the Issuer will reimburse the Initial Purchasers through the Representatives on behalf of the Initial Purchasers on demand for all reasonable expenses (including reasonable fees and disbursements of Milbank, Tweed, Hadley & McCloy LLP) that shall have been incurred by them in connection with the proposed purchase and sale of the Notes.

13. Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to any Initial Purchaser, shall be delivered or sent by hand delivery, mail, telex, overnight courier or facsimile transmission to the Representatives c/o Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Registration Department, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010, Attention: LCD-IBCM (Fax: 212-325-4296) and c/o Jefferies LLC, 520 Madison Avenue, New York, New York 10022, Attention: General Counsel and with a copy to Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Street, New York, New York 10005, Attention: Rod Miller (Fax: 212-822-5022);

(b) if to the Issuer or any Guarantor, shall be delivered or sent by mail, telex, overnight courier or facsimile transmission to EIG Investors Corp., c/o Endurance International Group Holdings, Inc., 10 Corporate Drive, Burlington, MA 01803, Attention: General Counsel, with a copy to Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, Attention: Sandra L. Flow, Esq. (Fax: 212-225-3999);

provided, however, that any notice to an Initial Purchaser pursuant to Section 9(c) shall be delivered or sent by hand delivery, mail, telex or facsimile or electronic transmission to such Initial Purchaser at its address set forth in its acceptance telex to the Representatives, which address will be supplied to any other party hereto by the Representatives upon request. Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The Issuer shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Initial Purchasers by the Representatives.

14. USA PATRIOT Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Issuer, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

15. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Issuer, the Endurance Guarantors, and upon execution and delivery of the Purchase Agreement Joinder, each of the Constant Contact Guarantors and their respective successors, directors, officers and each person or persons, if any, controlling any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that the representations, warranties, indemnities and agreements of the Issuer and the Guarantors contained in this Agreement shall also be deemed to be for the benefit of directors, officers and employees of the Initial Purchasers and each person or persons, if any, controlling any Initial Purchaser within the meaning of Section 15 of the Securities Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 15, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

16. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Initial Purchasers, the Issuer, the Endurance Guarantors, and upon execution and delivery of the Purchase Agreement Joinder, each of the Constant Contact Guarantors contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Notes and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of any of them or any person controlling any of them.

17. Definition of the Terms “Business Day”, “Affiliate”, and “Subsidiary”. For purposes of this Agreement, (a) “business day” means any day on which the New York Stock Exchange, Inc. is open for trading, and (b) “affiliate” and “subsidiary” have the meanings set forth in Rule 405 under the Securities Act.

18. Authority of the Representatives. Any action by the Initial Purchasers hereunder may be taken by Goldman Sachs, Credit Suisse and Jefferies, on behalf of the Initial Purchasers, and any such action taken by Goldman Sachs, Credit Suisse and Jefferies shall be binding upon the Initial Purchasers.

19. Governing Law & Venue. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the Issuer, the Guarantors and the Initial Purchasers agrees that any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection that such party may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding.

20. Waiver of Jury Trial. Each of the Initial Purchasers, the Issuer, the Endurance Guarantors, and upon execution and delivery of the Purchase Agreement Joinder, each of the Constant Contact Guarantors hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

21. No Fiduciary Duty. The Issuer, the Endurance Guarantors, and upon execution and delivery of the Purchase Agreement Joinder, each of the Constant Contact Guarantors acknowledges and agrees that in connection with this offering, or any other services the Initial Purchasers may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Initial Purchasers: (a) no fiduciary or agency relationship between the Issuer, any Guarantor and any other person, on the one hand, and the Initial Purchasers, on the other, exists; (b) the Initial Purchasers are not acting as advisors, expert or otherwise, to the Issuer or the Guarantors, including, without limitation, with respect to the determination of the purchase price of the Notes, and such relationship between the Issuer and the Guarantors, on the one hand, and the Initial Purchasers, on the other, is entirely and solely commercial, based on arms-length negotiations; (c) none of the Representatives nor any other Initial Purchaser is advising the Issuer, the Guarantors or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction; (d) any duties and obligations that the Initial Purchasers may have to the Issuer and the Guarantors shall be limited to those duties and obligations specifically stated herein; (e) the Initial Purchasers and their respective affiliates may have interests that differ from those of the Issuer and the Guarantors; and (f) the Issuer and the Guarantors have consulted their own legal and financial advisors to the extent they deemed appropriate. Each of the Issuer and the Guarantors hereby waives any claims that the Issuer and the Guarantors may have against the Initial Purchasers with respect to any breach of fiduciary duty in connection with the Notes.

22. Counterparts. This Agreement may be executed in one or more counterparts, and if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

23. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[Remainder of Page Intentionally Left Blank]

EXECUTION VERSION

If the foregoing correctly sets forth the agreement between the Issuer and the Initial Purchasers, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

EIG INVESTORS CORP.

By:	/s/ Hari Ravichandran
Name: Hari Ravichandran
Title: Chief Executive Officer

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

By:	/s/ Hari Ravichandran
Name: Hari Ravichandran
Title: Chief Executive Officer

THE ENDURANCE INTERNATIONAL GROUP, INC. DOMAIN NAME HOLDING COMPANY, INC. ENDURANCE INTERNATIONAL GROUP – WEST, INC. HOSTGATOR.COM LLC A SMALL ORANGE, LLC BLUEHOST INC. FASTDOMAIN INC

By:	/s/ Hari Ravichandran
Name: Hari Ravichandran Title: Chief Executive Officer

Accepted:

GOLDMAN, SACHS & CO. CREDIT SUISSE SECURITIES (USA) LLC JEFFERIES LLC

GOLDMAN, SACHS & CO.

By:	/s/ Ariel Fox
By: Ariel Fox
Name: Vice President

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Edward Lee
Name: Edward Lee
Title: Director

JEFFERIES LLC

By:	/s/ John C. Duggan
Name: John. C. Duggan
Title: Managing Director

Acting for themselves and the other several Initial Purchasers named in Schedule I hereto.

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